Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-132795 and 333-143274 on Form S-8 and Registration Statement Nos. 333-159656 and 333-138652 on Form S-3 of our reports dated March 15, 2010, relating to the consolidated financial statements and financial statement schedule of Loral Space & Communications Inc. and subsidiaries and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Loral Space & Communications Inc. for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
New York, NY
March 15, 2010